Exhibit 10.1

SECOND AMENDMENT TO CREDIT AGREEMENT

This Second Amendment to Credit Agreement (“Amendment”) is made as of December 20, 2007 between MEGABINGO, INC., a Delaware corporation, MGAM SYSTEMS, INC., a Delaware corporation (collectively, “Borrowers” and each a “Borrower”), COMERICA BANK, a Texas banking association, successor by merger to Comerica Bank, a Michigan banking corporation (“Comerica”), in its capacity as Agent under the Credit Agreement, as defined below (in such capacity, “Agent”).

PRELIMINARY STATEMENT

The Borrowers, Agent, and the Banks are parties to a Credit Agreement dated April 27, 2007 (as amended by a certain letter amendment dated June 6, 2007 and the Amendment to Credit Agreement dated October 26, 2007, each amendment among Borrowers, Agent, and the Banks, “Credit Agreement”), providing terms and conditions governing certain loans and other credit accommodations extended by the Agent and Banks to Borrowers.

Borrowers and Agent (acting with the consent of the Majority Banks pursuant to Section 12.10 of the Agreement) have agreed to amend the terms of the Credit Agreement as permitted under Section 12.10 of the Agreement.

AGREEMENT

1. Defined Terms. In this Amendment, capitalized terms used without separate definition shall have the meanings given them in the Credit Agreement.

2. Amendment.

a. The following definitions are added to Section 1.1 of the Credit Agreement in their appropriate alphabetical sequence:

“Revolving Credit Banks” shall mean financial institutions from time to time parties hereto as lenders of the Revolving Credit.

“Second Amendment Effective Date” shall mean the date upon which the conditions to effectiveness set forth in Section 3a. of that certain Second Amendment to Credit Agreement dated December 20, 2007 between Agent, Borrowers and the Banks have been met.

b. Section 6.19 is amended entirely as follows:

“6.19 Hedging Transaction. On or before June 1, 2008, Borrowers shall enter into a Hedging Agreement sufficient, at the minimum, to cover $50,000,000 of the aggregate outstanding principal amount of the Term Loan for a three-year period following the execution of such Hedging Agreement. The Hedging Agreement shall be in form and substance reasonably acceptable to the Agent.”

c. Section 12.12 is amended entirely as follows:

“12.12 Confidentiality. Each Bank agrees that it will not disclose without the prior consent of Borrowers (other than to its employees, its Subsidiaries, another Bank, an Affiliate of a Bank or to its auditors or counsel) any information with respect to Borrowers or any of their Subsidiaries, which is furnished pursuant to this Agreement or any of the other Loan Documents; provided that any Bank may disclose any such information (a) as has become generally available to the public or has been lawfully obtained by such Bank from any third party under no duty of confidentiality to Borrowers, (b) as may be required or appropriate in any report, statement or testimony submitted to, or in respect to any inquiry by, any municipal, state or federal regulatory body having or claiming to have jurisdiction over such Bank, including the Board of Governors of the Federal Reserve System of the United States, the Office of the Comptroller of the Currency or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (c) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (d) in order to comply with any law, order, regulation or ruling applicable to such Bank, (e) to any permitted transferee or assignee or to any approved participant of, or with respect to, the Notes, as aforesaid, and (f) to the National Association of Insurance Commissioners or any similar organization, any examiner or any nationally recognized rating agency; provided that each such Person executed a confidentiality agreement consistent with the terms of this Section 12.12.”

d. Schedule 1.1 of the Credit Agreement is hereby restated in its entirety with Schedule 1.1 attached hereto.

3. Representations and Warranties. Each Borrower represents, warrants, and agrees that:

a. This Amendment may be executed in as many counterparts as Agent and the Borrowers deem convenient, and shall become effective upon delivery to Agent of: (i) all executed counterparts hereof from Borrowers and Agent, (ii) written consent of the Majority Banks, as required under Section 12.10 of the Credit Agreement, in the from of Annex I hereto, and (iii) execution and delivery to Agent (in form satisfactory to Agent) of each other document and instrument listed on Annex II hereto.

b. Except as expressly modified in this Amendment, the representations, warranties, and covenants set forth in the Credit Agreement and in each related document, agreement, and instrument remain true and correct, continue to be satisfied in all respects as of the Second Amendment Effective Date (except to the extent such representation or warranty expressly relates to an earlier date), and are legal, valid and binding obligations with the same force and effect as if entirely restated in this Amendment.

c. When executed, the Agreement, as amended by this Amendment will continue to constitute a duly authorized, legal, valid, and binding obligation of the Borrowers enforceable in accordance with its terms.

d. After giving effect to this Amendment, there is no Default or Event of Default existing under the Credit Agreement, or any related document, agreement, or instrument.

Pursuant to a certain post-closing letter dated April 27, 2007 by Borrowers and Agent in connection with the Agreement, as modified by the Amendment to Credit Agreement dated October 26, 2007, the Borrowers were required to deliver the Landlord Waiver Agreements to Agent by November 15, 2007 and, as of the date hereof, Borrowers have not caused to be delivered the Landlord Waiver Agreements related to the two locations at 206 Wild Basin, Austin, Texas (“Identified Post Closing Items”). Agent and Banks hereby waive any Default or Event of Default which has occurred and is continuing as a result of the failure of Borrowers to satisfy the Identified Post Closing Items on or before November 15, 2007, agree that no interest at any default rate has accrued on the Obligations as a result of such failure to satisfy Identified Post Closing Items on or before November 15, 2007, and agree that the time period for delivery of the Identified Post Closing Items is hereby extended to February 15, 2008 or such later date as Agent may hereafter, in its discretion, designate in writing. This provision is not a waiver of or consent to any other event, condition, transaction, act or omission whether related or unrelated to the Identified Post Closing Items. Borrowers’ failure to comply with the provisions of this Section 3(d) shall be and constitute an Event of Default under the Agreement unless waived in writing by Agent and the Banks.

e. The Articles of Incorporation, Bylaws and Resolution and Incumbency Certificate of the Borrowers delivered to Agent in connection with the Credit Agreement have not been repealed, amended or modified since the date of delivery thereof and that same remain in full force and effect.

4. Successors and Assigns. This Amendment shall inure to the benefit of and be binding upon the parties and their respective successors and assigns.

5. Other Modification. In executing this Amendment, the Borrowers are not relying on any promise or commitment of Agent that is not in writing signed by Agent.

6. Expenses. Borrowers shall promptly pay all out-of-pocket fees, costs, charges, expenses, and disbursements of Agent incurred in connection with the preparation, execution, and delivery of this Amendment, and the other documents contemplated by this Amendment.

7. Acknowledgment of Terms. Borrowers, Agent and the Banks acknowledge that the defined terms “Revolving Credit Lender”, “Term Loan Lender”, “Term Loan Lenders” and “Swing Line Lender” set forth in the Amendment to Credit Agreement dated October 26, 2007 are intended to mean “Revolving Credit Bank”, “Term Loan Bank”, “Term Loan Banks” and “Swing Line Bank” respectively.

8. Acknowledgment of Bank Merger. Borrowers acknowledge that Comerica Bank, a Michigan banking corporation (the “Merged Bank”) has been merged with and into Comerica Bank, a Texas banking association (the “Surviving Bank”). Borrowers hereby acknowledge and agree that any reference in the Loan Documents to Comerica Bank, a Michigan banking corporation, shall mean Comerica Bank, a Texas banking association, as successor by merger to the Merged Bank.

[Signature Page Follows]

This Second Amendment to the Credit Agreement is executed and delivered as of the Second Amendment Effective Date.

COMERICA BANK, as Agent and Bank

By:	/s/ Chad G. Neely
Chad G. Neely
Its:	Vice President

MEGABINGO, INC.

By:	/s/ Randy Cieslewicz
Randy Cieslewicz
Its:	Chief Financial officer

MGAM SYSTEMS, INC.

By:	/s/ Randy Cieslewicz
Randy Cieslewicz
Its:	Chief Financial Officer

SCHEDULE 1.1

APPLICABLE MARGIN GRID

MEGABINGO, INC. AND MGAM SYSTEMS, INC.

CREDIT FACILITIES

(BASIS POINTS PER ANNUM)

BASIS FOR PRICING	LEVEL I	LEVEL II
Consolidated Total Leverage Ratio	<1.25:1.0	≥1.25:1.0

Revolving Credit:
Facility Fee	75.0	75.0
Eurocurrency Margin	325.0	375.0
Letter of Credit Fee	325.0	375.0
Base Rate Margin	225.0	275.0

Term Loan
Eurocurrency Margin	450.0	450.0
Base Rate Margin	350.0	350.0

Schedule 1.1 - 1